Exhibit 10.14

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXECUTION COPY	Contract No. 203617

OVERTURE SEARCH SERVICES ORDER

Affiliate’s Name: Walnut-Ventures (dba ShopNav)	Type of Entity/State: Corporation/Nevada
Street Address: 250 Montgomery Street; Suite 1200	City/State/Zip: San Francisco, CA 94104
Affiliate Contact: Andrew Keery	Email: akeery@walnut-ventures.com
Telephone/Fax: 925 736 9795/925 736 7996	Tax Identification Number: 75-3099815
Payment Address: As above	Monthly Performance Metric: N/A

1. Term: [*] from the Effective Date.	2. Effective Date: March 1, 2003

3. Overture Services: Overture Services includes Overture’s technology and functionality for matching particular keyword requests with an index of certain web site URL’s, for providing the results of that match via the Internet and then enabling users to link to a designated page for the Advertisers which comprise the results of such match.

4. The Overture Services will be offered on Affiliate’s Offering(s), which is either or both of the following, as indicated below:

N/A

Affiliate’s Web Site(s): The pages under all of the top level domain names [ * ] by Affiliate, including but not limited to the following:

[ * ] (together with all successor web pages to the foregoing).

YES	Affiliate’s Application: [ * ]

The “Hosted Pages” shall include those web pages generated in response to all search queries submitted via Affiliate’s Offering, including, but not limited to, search box queries or address-bar queries (collectively, “Query” or “Queries”). The Hosted Pages will be hosted by Overture or its third party designee (including, without limitation, [ * ]), or Affiliate in accordance with the terms of the Paragraph 2 of the Rider (the “Host”) and for the term of this Agreement. The Overture Services are available to Affiliate only in its capacity of doing business as ShopNav (or a successor d/b/a to which Overture agrees in writing in advance).

5. Overture Links: Overture Links enable a user to access Overture Services. The included Overture Links on Affiliate’s Offering are indicated below:

	Type of Overture Link	Description
Yes	Overture Search Box	The Overture search box as provided by Overture and as displayed by Affiliate on the Hosted Pages.

Yes	Affiliate Search Box	All of the search boxes on Affiliate’s Offering provided by Affiliate, including Affiliate Search Boxes that appear in the downloadable tool bar.

N/A	Contextual Links	Words and/or phrases provided by Overture that are hyperlinked to Overture Results that appear in a new browser window.

Yes	HotSpots	Words and/or phrases provided by Overture that are hyperlinked to Overture Results on the Hosted Pages.

Yes	Other	Address bar of Internet browsers that are included in Affiliate’s Offering.

6. Implementation of Overture Links: Overture shall provide the Overture Search Box, Contextual Links and HotSpots (as indicated), or, for Overture Links to be created by Affiliate (either the Affiliate Search Box or an

Overture Link described in “Other”), Overture shall provide the software code and functionality (such as the precise URL) and, if applicable, the Overture Marks to create those Overture Links. Affiliate and the Host shall enable all users of Affiliate’s Offering(s) to initiate search queries through the Overture Links and to access the Overture Services by creating, implementing, and maintaining the Overture Links in accordance with the specifications (including content, branding, shape, size, color, spacing and placement) provided to Affiliate by Overture from time to time, and otherwise in accordance with this Overture Services Order. Overture Links on Affiliate’s Web Site must be located Above the Fold. Affiliate and the Host shall utilize search URLs or other source feed indicators designated by Overture that enable Overture to identify the specific source of each search performed (as designated from time to time by Overture); provided that Overture shall have no obligation to pay Affiliate for any Bidded Clicks relating to searches that do not utilize such search URLs or other source feed indicators. Overture shall use commercially reasonable efforts to provide the Overture Services.

Are mock ups or other additional requirements of the Overture Links provided as part of this Overture Services Order? Yes:  ☒    No:  ☐. If yes, they are attached as Exhibit A and made a part of this Overture Services Order.

Affiliate and the Host will deliver all search queries submitted by users of Affiliate’s Offering to Overture. After a user initiates a query of the Overture Services via an Overture Link, then Overture shall use reasonable efforts to deliver either Overture’s results for that query (the “Overture Results”) or a response that no results are available for that query. Overture Results are as indicated below:

N/A	Paid Overture Results only, where “Paid Overture Results” are search results provided by Advertisers of Overture and do not include supplemental search results.

Yes	All Overture Results (Paid Overture Results plus supplemental search results).

7. Overture Results Implementation. This section applies only if Overture Results appear on Affiliate’s Offering (i.e. Overture Results are Licensed Materials). Affiliate (or Host) shall implement the Overture Results that are located on the Hosted Pages in accordance with Overture’s specifications for the format, presentation, display and placement, and otherwise in accordance with this Overture Services Order. [ * ] At a minimum, [ * ] complete Overture Results must appear Above the Fold. The number of Overture Results for each Query will be determined by Overture and all Overture Results must be displayed together without any other content of any kind between such Overture Results. Affiliate (or Host) shall not modify any aspect of the Overture Results (including the data contained therein), and shall ensure that the Overture Results appear in the order provided by Overture.

Are mock ups or other additional requirements of the Overture Results and how they appear on Affiliate’s Offering provided as part of this Overture Services Order? Yes:  ☒    No:  ☐. If yes, they are attached as Exhibit B and made a part of this Overture Services Order.

8. Licensed Materials: The Licensed Materials are the items licensed by Overture to Affiliate for purposes of this Services Order, as indicated below.

[ * ]	Portions of Overture Links provided by Overture (i.e. the Overture Search Box, Contextual Links or HotSpots and the software code, functionality and/or URLs that enable a user of Overture Links to access the Overture Services.)

[ * ]	Overture Marks displayed on Affiliate’s Offering(s)

[ * ]	Overture Results displayed on Hosted Pages

[ * ]	Overture Services

9. Exclusivity. Affiliate shall not display or link to any Paid Results other than Overture Results. For purposes of this Services Order, “Paid Result” means anything that responds to a Query for which the review, cataloging, collection, maintenance, display, indexing, ranking, or other activity is paid regardless of the method by which that

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payment is counted, whether cost per click, cost per action, cost per impression, pay for placement, paid inclusion, or otherwise, excluding traditional banner advertising units and non-dynamic buttons (provided that such banners, buttons and third-party advertisements do not respond to keyword searches or queries with content related to specific keyword searches or queries). In the determination of whether a response to a query is a “Paid Result”, it does not matter whether the Affiliate directly receives payment (i.e., if an advertiser pays for a response, then such response is a Paid Result). Affiliate acknowledges and agrees that any violation or threatened violation of this Section 9 will cause Overture to suffer irreparable harm for which there is no adequate remedy at law, entitling Overture to injunctive relief without the requirement of posting bond, which Affiliate hereby expressly waives, in addition to all other available legal remedies. [ * ]

10. Compensation. Overture shall pay Affiliate the amounts set forth below, excluding any taxes Overture may be required to withhold or to pay, within 45 days after the end of the calendar month in which such amounts were incurred. Overture shall include a report of the amounts that accrued during the most recent measurement period with each payment. Overture will retain all revenue derived from the Overture Links, Overture Services and Overture Results, except as specifically set forth on this Overture Services Order. Payments shall be in U.S. Dollars. Overture has no obligation to make any payment in any period where the total due Affiliate is less than $250; Overture may hold such payments due Affiliate until the amount due Affiliate hereunder exceeds $250 and will remit such amount upon the next scheduled payment date.

Overture shall pay Affiliate [ * ]% of Gross Revenue.

11. Miscellaneous. Terms not defined herein have the meanings indicated in the attached Terms and Conditions, which, along with all attached exhibits, riders and mock ups, if any, are incorporated into this Overture Services Order. By signing below, both Affiliate and Overture accept and agree to this Overture Services Order, including the attached Terms and Conditions, and all exhibits, riders and mock ups, if any.

12. Tracking. Affiliate (or Host) will provide Overture with the following information in a data field at the time-of-search for the purpose of tracking searches performed by ‘bots: [ * ] Affiliate will be entitled to encrypt such information so long as the encryption algorithm is consistent (allowing Overture to verify valid searches performed by human users in a consistent manner that is time-independent). Accordingly, Affiliate will provide Overture with [ * ] notice prior to a change in the encryption data.

Accepted and Agreed:

“AFFILIATE”		“OVERTURE”

Walnut-Ventures (dba ShopNav),		Overture Services, Inc., a Delaware corporation
a Nevada corporation

By:	/s/ Andrew Keery	By:
Name:	Andrew Keery	Name:
Title:	President	Title:

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RIDER TO OVERTURE SERVICES ORDER

The following additional terms and conditions are included in the attached Overture Services Order:

1.	Affiliate agrees to re-direct all Queries to the Host and the Host will display the Overture Links and Overture Results on the Hosted Pages for the term of the Agreement. Affiliate will work with the Host to develop the look and feel of the hosted landing pages, error pages, and results pages that will contain the Overture Results. As of the Effective Date, the Host will be [ * ]

2.	Subject to the terms and conditions of this Services Order, Affiliate may [ * ], upon [ * ] prior written notice to Overture, [ * ].

3.	Overture and Affiliate shall work together in good faith to [ * ](“New Affiliate Search Applications”) using Overture Links and/or Overture Results. [ * ] As of the Effective Date, Affiliate’s Offering includes typed-in search functionality that [ * ]. Overture shall have the option, in its sole discretion, to provide or not provide Overture Services for any such modified or expanded Affiliate Offering or New Affiliate Search Application after the Effective Date and during the Term. [ * ] Notwithstanding anything contained in this Services Order to the contrary, if Affiliate modifies Affiliate’s Offering during the term to display Overture Results in a manner not set forth herein, (e.g., display of Overture Results using pop-over technology), then Overture will have the right to terminate this Services Order if such modification is not disabled within [ * ].

4.	[ * ]

5.	If there is any conflict between the terms of this Rider and the terms of the remainder of this Services Order, the terms of this Rider shall control.

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TERMS AND CONDITIONS OF SERVICES ORDER

1. ADDITIONAL DEFINITIONS

1.1 Above the Fold means visible on the top of a computer screen without the user scrolling down or to the right or to the left, at a screen resolution of 640 by 480.

1.2 Gross Revenue means amounts collected by Overture for Bidded Clicks (after deducting any taxes Overture is required to collect). The “amounts collected by Overture” take into account adjustments for such matters as bad debt, credit card charges, refunds Overture pays to Advertisers, [ * ].

1.3 Advertiser means any third party that has signed up to be included in Overture’s Results for the specific keywords which have been clicked upon, has agreed to Overture’s advertiser terms and conditions and who has agreed to pay every time a user clicks on the link to such advertiser’s site.

1.4 Affiliate means the entity or person set forth in the first line of the Overture Services Order as Affiliate.

1.5 Bidded Click means a valid click on a Paid Overture Result by a user of Affiliate’s Offering(s) immediately after transferring from the Overture Links to the Overture Results. Bidded Clicks are counted at Overture’s servers and are determined by Overture.

1.6 Change of Control means (a) a merger, consolidation or other reorganization to which the entity is a party if the individuals and entities who were stockholders (or partners or members or others that hold an ownership interest) of the party immediately prior to the effective date of the transaction have “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of less than [ * ] of the total combined voting power for election of directors (or their equivalent) of the surviving entity following the effective date of the transaction, (b) acquisition by any entity or group of direct or indirect beneficial ownership in the aggregate of securities (or other ownership interests) of the party then issued and outstanding representing [ * ] or more of the total combined voting power of the party, or (c) a sale of all or substantially all of the party’s assets.

1.7 Overture means Overture Services, Inc. a Delaware corporation.

1.8 Overture Marks means (i) any or all of the following, as provided by Overture: (A) The mark “Overture” in typed form and stylized formats; (B) a circular center, surrounded by three concentric circular rings (the “Overture Logo”, as may be modified from time to time); (C) any words or phrases in which Overture has intellectual property rights; (ii) all of the following (X) the format or general image or appearance of the Overture Results or the Web pages provided by Overture or produced by any of its technology or services; (Y) any word, symbol or device, or any combination thereof, used or intended to be used by Overture to identify and distinguish Overture’s products or services from the products or services of others, and to indicate the source of such goods or services; and (Z) any updates to the foregoing.

2. GRANT OF LICENSE

2.1 License. Subject to the terms and conditions of this Services Order, Overture grants to Affiliate a limited, non-exclusive, non-assignable, non-transferable, non-sub-licensable (unless explicitly provided for under this Services Order), royalty-free license during the term of this Services Order to use and display the Licensed Materials on Affiliate’s Offerings, as specifically authorized or described in this Services Order.

2.2 Conditions of License. The Licensed Materials must be reproduced and displayed in the size, place, and manner indicated in this Services Order, and only in compliance with Overture’s Usage Guidelines, attached hereto as Schedule 1, as modified from time to time by Overture in its sole discretion. If Affiliate engages in any action that, in Overture’s sole discretion, reflects poorly on Overture or otherwise disparages or devalues the Overture Marks, or Overture’s reputation or goodwill, Overture may terminate the Services Order, if Affiliate has not remedied same within [ * ].

2.3 Ownership of Licensed Materials. Affiliate acknowledges that all right, title and interest in the Licensed Materials is exclusively owned by Overture and/or its licensors, and that no right other than the limited license granted herein is provided to Affiliate. Affiliate shall not assert copyright, trademark or other intellectual property ownership or other proprietary rights in the Licensed Materials or in any element, derivation, adaptation, variation or name thereof. Affiliate shall not contest the validity of, or Overture’s ownership of, any of the Licensed Materials. During the term of this Services Order, Affiliate shall not, in any jurisdiction, adopt, use, or register, or apply for registration of, whether as a corporate name, trademark, service mark or other indication of origin, or as a domain name, any Overture Marks, or any word, symbol or device, or any combination confusingly similar to any of the Overture Marks. Except for the limited license expressly granted herein, nothing in this Services Order shall be construed as Overture granting to Affiliate any right, title or interest in or to the Licensed Materials or right under any patent, trade secret or other intellectual property rights of Overture. Overture reserves all rights not expressly granted in this Services Order.

2.4 Ownership of Goodwill. Affiliate agrees that its use of the Licensed Materials inures to the benefit of Overture. All goodwill or reputation in the Licensed Materials automatically vests in Overture when the Licensed Materials are used by Affiliate pursuant to this Services Order.

2.5 Ownership of Overture Services. Affiliate acknowledges and agrees that, as between the parties, Overture owns all right, title and interest in and to the Overture Services and the Overture Results, whether or not such items are included in the Licensed Materials.

2.6 Caching Licensed Material. Affiliate shall not cache any Overture Results or any other Licensed Material.

3. AFFILIATE’S RESPONSIBILITIES

3.1 Affiliate’s Offerings: Affiliate agrees that it is solely responsible for the development, maintenance and operation of Affiliate’s Offerings and for all materials and content that appear on Affiliate’s Offerings. Affiliate shall not offer its users incentives of any kind to use any of the Overture Services or to use any other content on Affiliate’s Offering(s). Affiliate acknowledges and agrees that the services provided for under this Services Order are subject to the ongoing satisfaction of Overture’s existing and potential customers, including its Advertisers and users. Notwithstanding the cure period set forth in Section 7.2 below, if Overture receives complaints about Affiliate or Affiliate’s Offering (including complaints about the traffic sent to Advertisers from Affiliate’s Offering), then Overture may terminate this Services Order [ * ].

3.2 Wrongful Acts: The only users that shall be transferred to Overture Results or a web page containing Overture Results shall be users who submit Queries for such users’ respective internal search requirements and not for the purpose of providing the Overture Results (or the paid results or any other content contained therein) to or performing any form of service for any third party and who access the Overture Links as set forth in the Services Order. Affiliate shall not allow any of the following to occur: [ * ]

3.3 Affiliate’s License. Affiliate grants Overture and its service providers a non-exclusive, worldwide, fully-paid-up, royalty-free, sub-licensable, transferable right and license to host, serve, distribute, reproduce, store, modify, publicly display, publicly perform and otherwise use the Affiliate Content for record-keeping purposes, for developing and enhancing its technology and software, and for purposes of assisting Overture and its service providers in the performance of the services. “Affiliate Content” means, collectively, (1) all content Affiliate obtains directly from users and then retransmits to Overture or its service provider (in its original or in a modified form); and (2) any other data, information, content and other materials that Affiliate provides to Overture or its service provider in connection with this Agreement.

3.4	[ * ]

3.5	[ * ]

4. REPRESENTATIONS AND WARRANTIES

4.1 Overture Warranties. Overture represents and warrants that it has full power and authority to enter into this Services Order. Overture does not warrant that the Licensed Materials or Overture Services will meet all of Affiliate’s requirements or that performance of the Licensed Materials or Overture Services will be uninterrupted or error-free. OVERTURE IS NOT RESPONSIBLE FOR ANY CONTENT PROVIDED BY THIRD PARTIES (INCLUDING ADVERTISERS), OR FOR ANY THIRD PARTY SITES THAT CAN BE LINKED TO FROM THE OVERTURE RESULTS. OVERTURE AND ITS LICENSORS MAKE NO OTHER WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, AND NONINFRINGEMENT.

4.2 Affiliate Warranties. Affiliate represents and warrants that: (i) it has full power and authority to enter into this Services Order, (ii) the tax identification number set forth on the top of page 1 to this Services Order is the Affiliate’s correct social security or federal tax identification number, (iii) all information and other content it collects from users

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will be collected, used, stored and disclosed by it in full compliance with all applicable privacy laws and regulations, (iv) it has obtained and will obtain all consents, rights, approvals, licenses and other authorizations from all third parties necessary for Affiliate to grant the licenses and rights to Overture and its third party designee(s) to perform the services and for Affiliate to perform Affiliate’s obligations under the Agreement, and (v) the Affiliate Content and the content on Affiliate’s Offerings, or on Overture Links or the Web site or other location Overture Results are displayed (except to the extent provided by Overture) (collectively, “Affiliate Items”), and/or the technology used by Affiliate in connection with Affiliate Items and/or the means by which users access Affiliate Items (a) are owned, validly licensed for use by Affiliate or in the public domain; (b) do not constitute defamation, libel, obscenity; (c) do not violate applicable law or regulations; (d) do not infringe, dilute or otherwise violate any copyright, patent, trademark or other similar intellectual property right, or otherwise violate or breach any duty toward, or rights of any person or entity, including without limitation, rights of privacy and publicity; (e) do not result in any consumer fraud, product liability, breach of contract to which Affiliate is a party or cause injury to any third party, and (f) is and will be accurate and complete and Affiliate will promptly update such information as required to maintain the accuracy and completeness of such information.

5. CONFIDENTIALITY

5.1 Definition. “Confidential Information” means any information (including information provided by a third party service provider of Overture) disclosed by either party to the other party during the Term (and any renewals terms), either directly or indirectly, in writing, orally or by inspection of tangible objects, which is designated as “Confidential,” “Proprietary” or some similar designation. All of the terms of this Services Order shall be deemed “Confidential.” Information communicated orally will be considered Confidential Information if such information is designated as being Confidential Information at the time of disclosure and confirmed in writing as being Confidential Information within 20 days after the initial disclosure. Confidential Information will not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party; (iv) is obtained by the receiving party from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information.

5.2 Restrictions. The receiving party agrees (i) not to disclose any Confidential Information to any third parties (except that Overture may disclose Affiliate’s Confidential Information to Overture’s third party service provider(s)), (ii) not to use any Confidential Information for any purposes except to carry out its rights and responsibilities under this Services Order and (iii) to keep the Confidential Information confidential using the same degree of care the receiving party uses to protect its own confidential information, as long as it uses at least reasonable care. If either party receives a subpoena or other validly issued judicial process requesting, or is required by a government agency (such as the SEC) to disclose, Confidential Information of the other party, then the receiving party shall not disclose such Confidential Information without the prior written approval of the disclosing party and shall notify the disclosing party of such requirement and shall reasonably cooperate to seek confidential treatment or to obtain an appropriate protective order to preserve the confidentiality of the Confidential Information. All obligations under this Section 5.2 survive for [ * ] after termination of the Services Order.

6. INDEMNIFICATION

6.1 Overture Indemnification. Overture shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Affiliate, which alleges [ * ]; provided that Affiliate promptly notifies Overture in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to Overture (at Overture’s expense and with Overture’s choice of counsel), and cooperates fully with Overture (at Overture’s request and expense) in defending or settling such claim, including but not limited to providing any information or materials necessary for Overture to perform the foregoing.

6.2 Affiliate Indemnification. Affiliate shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Overture, its officers, directors, employees, agents and third party service providers, which alleges facts that would violate the law or the rights of any third party, constitute a breach of any warranty, representation or covenant made by Affiliate under this Services Order, or are related to Affiliate’s breach of a material obligation under this Services Order; provided that Overture promptly notifies Affiliate in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to Affiliate (at Affiliate’s expense and with Affiliate’s choice of counsel), and cooperates fully with Affiliate (at Affiliate’s request and expense) in defending or settling such claim, including but not limited to providing any information or materials necessary for Affiliate to perform the foregoing. [ * ] Overture shall have the right to participate in the defense of such a claim with counsel of its choice at its own expense.

6.3 Limitation of Liability. EXCEPT FOR LIABILITY ARISING OUT OF OR RELATED TO BREACH OF THE EXCLUSIVITY (SECTION 9 OF THE SERVICES ORDER) OR CONFIDENTIALITY (SECTION 5 OF THESE TERMS AND CONDITIONS OF THE

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SERVICES ORDER) PROVISIONS, OR OF SECTIONS 6.1, 6.2 OR 8.2 OF THESE TERMS AND CONDITIONS OF THE SERVICES ORDER, NEITHER PARTY OR ANY OF OVERTURE’S LICENSORS OR THIRD PARTY SERVICE PROVIDERS WILL BE LIABLE FOR ANY LOST PROFITS OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING DAMAGES FOR LOST DATA, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING BUT NOT LIMITED TO CONTRACT, PRODUCTS LIABILITY, STRICT LIABILITY AND NEGLIGENCE, AND WHETHER OR NOT SUCH PARTY WAS OR SHOULD HAVE BEEN AWARE OR ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. IN NO EVENT WILL OVERTURE’S LIABILITY ARISING OUT OF THIS SERVICES ORDER EXCEED [ * ].

7. TERM

7.1 Term. This Services Order is effective as of the Effective Date and shall continue in force for the Term. Thereafter, this Services Order will renew automatically for successive one-year periods until either party gives written notice to the other party of its intent not to renew no less than [ * ] prior to the end of the previous one-year period, or until terminated pursuant to this Services Order.

7.2 Termination. If either party breaches any covenant, representation and/or warranty of this Services Order and such breaching party does not cure such breach within [ * ] of written notice by the non-breaching party of such breach, then the non-breaching party may terminate the Services Order upon written notice to the breaching party after failure to cure within those [ * ]. Notwithstanding the prior sentence, (i) if either party breaches any material covenant, representation or warranty of this Services Order that is not capable of being cured, then the non-breaching party may terminate this Services Order immediately upon written notice to the breaching party and (ii) if either party breaches any covenant, representation or warranty more than [ * ] during any [ * ] period after being provided with written notice and cure periods for such breaches, the non-breaching party may terminate this Services Order upon providing written notice to the breaching party. Overture may terminate this Services Order without incurring liability to Affiliate immediately upon the occurrence of a Change of Control involving Affiliate. In addition, either party may suspend performance and/or terminate this Services Order if the other party makes any assignment for the benefit of creditors or has any petition under bankruptcy law filed against it, which petition is not dismissed within 60 days of such filing, or has a trustee or receiver appointed for its business or assets or any party thereof.

7.3 Effect of Termination or Expiration. Upon the termination of this Services Order for any reason (i) all license rights granted herein shall terminate immediately, and (ii) Affiliate shall immediately cease use of the Licensed Materials, and (iii) Sections 2.3, 2.4, 2.5 5, 6, 7.3 and 8 survive. If this Services Order terminates for any reason prior to the date that Affiliate has fully earned any prepaid or upfront payments, then Affiliate shall immediately refund to Overture (without limiting any other rights or remedies the parties might have) the entire amount of the prepaid or upfront payments made by Overture which have not been fully earned by Affiliate.

8. MISCELLANEOUS

8.1 Notice. Any notice required for or permitted by this Services Order shall be in writing and shall be deemed delivered if delivered as indicated: (i) by personal delivery when delivered personally, (ii) by overnight courier upon written verification of receipt, (iii) by telecopy or facsimile transmission when confirmed by telecopier or facsimile transmission report, (iv) by certified or registered mail, return receipt requested, upon verification of receipt. All notices must be sent to Affiliate at the address first described above or to Overture at 74 North Pasadena Avenue, Pasadena, California 91103, Attn: Vice President Business Affairs, or to such other address that the receiving party may have provided for the purpose of notice in accordance with this Section.

8.2 Press Release. [ * ] may issue a press release or other public statement regarding this Services Order without the prior written consent of [ * ]. The failure to obtain the prior written approval of [ * ] shall be deemed a material non-curable breach of this Services Order, whereby [ * ] may terminate this Services Order immediately following written notice to [ * ], and the cure provision of this Services Order shall not apply.

8.3 Mock Ups. If any mock ups are attached to this Services Order, then all Overture Links and/or all Overture Results, as appropriate, shall appear [ * ] to such mock ups.

8.4 Assignment. Subject to the restrictions set forth below, this Services Order may be assigned in whole or in part and shall inure to the benefit of, and shall be binding upon, the parties’ successors and assigns. Upon assignment of this Services Order, the assignor shall cease to be liable under this Services Order except for events occurring prior to the date of assignment. [ * ] Any unauthorized assignment or transfer of this Services Order shall be null and void and of no force or effect.

8.5 Third Party Beneficiaries. All rights and obligations of the parties hereunder are personal to them. This Services Order is not intended to benefit, nor shall it be deemed to give rise to, any rights in any third party; [ * ].

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8.6 Governing Law. This Services Order will be governed and construed, to the extent applicable, in accordance with United States law, and otherwise, in accordance with California law, without regard to conflict of law principles. Except for requests for injunctive relief, any dispute or claim arising out of or in connection with this Services Order shall be finally settled by binding arbitration in Los Angeles County, California under the Commercial Rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.7 Independent Contractors. The parties are independent contractors. This Services Order shall not be construed to create a joint venture or partnership between the parties. Neither party shall be deemed to be an employee, agent, partner or legal representative of the other for any purpose and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other.

8.8 Force Majeure. Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations (except for the payment of money) on account of strikes, shortages, riots, insurrection, acts of terrorism, fires, flood, storm, explosions, earthquakes, Internet outages, acts of God, war, governmental action, or any other cause that is beyond the reasonable control of such party.

8.9 Compliance with Law. Each party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to [ * ]under this Services Order.

8.10 Entire Agreement. This Services Order (including the Services Order, these Terms and Conditions and all exhibits, riders and mock ups attached thereto) constitutes the entire agreement between the parties with respect to the subject matter hereof. This Services Order supersedes, and the terms of this Services Order govern, any other prior or collateral agreements (including without limitation, any warranties) with respect to the subject matter hereof. Any amendments to this Services Order must be in writing and executed by an officer of the parties. Nothing in this Services Order shall impair or affect how Overture operates its business. Overture shall be entitled to make any and all changes to its business as it deems appropriate, including but not limited to terminating products (including Overture Links), without incurring any liability to Affiliate.

8.11 Counterparts. This Services Order may be entered into by each party in separate counterparts and shall constitute one fully executed Services Order upon execution by both Affiliate and Overture.

8.12 Severability. If any provision of this Services Order is held or made invalid or unenforceable for any reason, such invalidity shall not affect the remainder of this Services Order, and the invalid or unenforceable provisions shall be replaced by a mutually acceptable provision, which being valid, legal and enforceable comes closest to the original intentions of the parties hereto and has like economic effect.

8.13 Waiver. The terms or covenants of this Services Order may be waived only by a written instrument executed by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Services Order, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Services Order.

8.14 Section Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Services Order.

SCHEDULE 1

OVERTURE USAGE GUIDELINES

1. Affiliate may use the Licensed Materials solely for the purpose authorized herein by Overture and only in compliance with the specifications, directions, information and standards supplied by Overture and modified by Overture from time to time.

2. Affiliate agrees to comply with any requirements established by Overture concerning the style, design, display and use of the Licensed Materials; to correctly use the trademark symbol ™ or registration symbol ® with every use of the trademarks, service marks and/or trade names as part of the Licensed Materials as instructed by Overture; to use the registration symbol ® upon receiving notice from Overture of registration of any trademarks, service marks and/or trade names that are part of the Licensed Materials.

3. Affiliate may not alter the Licensed Materials in any manner, or use the Licensed Materials in any manner that may dilute, diminish, or otherwise damage Overture’s rights and goodwill in any Overture trademark, trade name and/or service mark that are part of the Licensed Materials.

4. Affiliate may not use the Licensed Materials in any manner that implies sponsorship or endorsement by Overture of services and products other than those provided by Overture.

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Amendment Number 1 (“Amendment #1”)

to the

Overture Search Services Order (“Agreement”)

Between

Overture Services, Inc. (“Overture”)

And

Walnut-Ventures, Inc (“Walnut”)

Effective Date of Agreement: March 1, 2003

This Amendment #1 to the above referenced Agreement is made and entered into effective as of April 1, 2003 (“Amendment Effective Date”) by and between Overture Services, Inc., a Delaware corporation with its principal place of business at 74 North Pasadena Avenue, 3rd Floor, Pasadena, California 91103, and Walnut Ventures, Inc., a Nevada Corporation with its principal place of business at 250 Montgomery Street; Suite 1200, San Francisco, California, 94104.

In consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the sufficiency of which is acknowledged by the parties hereto, Overture and Walnut desire to amend the Agreement as follows:

1. Conflicts, Use of Terms. In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment #1, the terms and conditions of this Amendment #1 will control. All capitalized terms used but not defined herein will have the meaning assigned to them in the Agreement.

2. Modification of the Terms and Conditions of the Agreement. The Agreement is modified as follows:

a. The Term in Section 1 of the Agreement is amended to read “[*] from the Effective Date.”

b. Section 4 of the Agreement is amended as follows:

(1) The first row of the table is deleted in its entirety and replaced with the following as an Affiliate’s Offering:

YES	[ * ]

(2) The first sentence following the table is deleted in its entirety and replaced with the following:

“The “Hosted Pages” shall include those web pages generated in response to all search queries submitted via Affiliate’s Application, including, but not limited to, search box queries or address-bar queries (collectively, “Query” or “Queries”).

(3) The following is added after the last sentence in Section 4 of the Agreement:

“For purposes of clarity, [ * ] shall be responsible for hosting their own search and results pages.”

c. The following row is added to the table in Section 6 of the Agreement:

Yes	[ * ]

d. The third row of the table in Section 8 of the Agreement is deleted in its entirety and replaced with the following:

[ * ]	Overture Results displayed in Hosted Pages, [ * ]

e. The first sentence in Section 9 of the Agreement is amended to read “Affiliate shall not distribute, display or link to any Paid Results other than Overture Results.”

f. The second paragraph in Section 10 of the Agreement is deleted in its entirety and amended to read:

“Overture shall pay Affiliate [ * ]% of Gross Revenue from [ * ].

Overture shall pay Affiliate [ * ]% of Gross Revenue from [ * ].”

g. The following is added to Section 10 of the Agreement:

“If Overture includes [ * ].

[ * ]

[ * ]”

h. The Rider to the Agreement is amended to insert new paragraphs 6, 7 and 8 which shall read as follows:

[ * ]

i. The last sentence of Section 1.2 of the Terms and Conditions of the Agreement is deleted in its entirety and amended to read:

“The ‘amounts collected by Overture’ take into account adjustments for such matters as bad debt and credit card charges [ * ], refunds Overture pays to Advertisers and [ * ]”.

j. The first sentence of Section 6.2 of the Terms and Conditions of the Agreement is deleted in its entirety and amended to read:

“Affiliate shall defend and/or settle, and pay damages awarded pursuant to, any third party claim brought against Overture, its officers, directors, employees, agents and third party service providers, [ * ], which alleges facts that would violate the law or the rights of any third party, constitute a breach of any warranty, representation or covenant made by Affiliate under this Services Order, or is related to Affiliate’s breach of a material obligation under this Services Order; provided that Overture promptly notifies Affiliate in writing of any such claim, promptly tenders the control of the defense and settlement of any such claim to Affiliate (at Affiliate’s expense and with Affiliate’s choice of counsel), and cooperates fully with Affiliate (at Affiliate’s request and expense) in defending or settling such claim, including but not limited to providing any information or materials necessary for Affiliate to perform the foregoing.”

3. No Other Modifications. Except as provided above, the terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment #1 to the Agreement to be executed by their duly authorized representatives on the date(s) set forth below.

Overture Services, Inc.		Walnut Ventures, Inc.

Signature	/s/ William Demas	Signature	/s/ Daniel O’Donnell
Name	William Demas	Name	Daniel O’Donnell
Title	Senior VP & GM, Partner Business and Solutions Group	Title	CEO
Date	6/4/03	Date	6/5/03

EXHIBIT 1

[ * ]

EXHIBIT 2

[ * ]

Overture Services, Inc.		Walnut Ventures, Inc.

Signature	/s/ William Demas	Signature	/s/ Daniel O’Donnell
Name	William Demas	Name	Daniel O’Donnell
Title	Senior VP & GM, Partner Business and Solutions Group	Title	CEO
Date	6/4/03	Date	6/5/03

EXHIBIT 3A

[ * ]

EXHIBIT 3B

[ * ]

EXHIBIT 3C

[ * ]

EXHIBIT 3D

[ * ]

Amendment Number 2 (“Amendment #2”)

to the

Overture Search Services Order (“Agreement”)

Between

Overture Services, Inc. (“Overture”)

And

Walnut-Ventures, Inc (“Walnut”)

Effective Date of Agreement: March 1, 2003

This Amendment #2 to the above referenced Agreement, as amended by Amendment No. 1 to the Agreement, is made and entered into effective as of September 10, 2003 (“Amendment Effective Date”) by and between Overture Services, Inc., a Delaware corporation with its principal place of business at 74 North Pasadena Avenue, 3rd Floor, Pasadena, California 91103, and Walnut Ventures, Inc., a Nevada Corporation with its principal place of business at 250 Montgomery Street; Suite 1200, San Francisco, California, 94104.

In consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the sufficiency of which is acknowledged by the parties hereto, Overture and Walnut desire to amend the Agreement as follows:

1. Conflicts, Use of Terms. In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment #2, the terms and conditions of this Amendment #2 will control. All capitalized terms used but not defined herein will have the meaning assigned to them in the Agreement.

2. Modification of the Terms and Conditions of the Agreement. The Agreement is modified as follows:

a. Section 4 of the Agreement is amended as follows:

(1) The following row is added to the table as one of Affiliate’s Offerings:

YES	URLs: All of the URLs [ * ] by Affiliate from which a user can conduct a Search Query, except for Excluded URLs (as defined in the Rider hereto), and the Results Pages.

(2) The second sentence following the table is deleted in its entirety and replaced with the following:

“The Hosted Pages will be hosted by Affiliate for the term of this Agreement.”

b. The following row is added to the table in Section 5 of the Agreement:

YES	Other	“URL Redirect” created by Affiliate – A transfer directly from all of the URLs which comprise Affiliate’s Offering to the Landing Page.

c. Section 6 of the Agreement is deleted in its entirety and replaced with the following:

Implementation of Overture Links: Overture shall provide the Overture Search Box, Contextual Links and HotSpots (as indicated), or, for Overture Links to be created by Affiliate (either the Affiliate Search Box or an Overture Link described in “Other”), Overture shall provide the software code and functionality (such as the precise URL) and, if applicable, the Overture Marks to create those Overture Links. Affiliate and the Host shall enable all users of Affiliate’s Offering(s) to initiate search queries through the Overture Links and to access the Overture Services by creating, implementing, and maintaining the Overture Links in accordance with the specifications (including content, branding, shape, size, color, spacing and placement) provided to Affiliate by Overture from time to time, and otherwise in accordance with this Overture Services Order. [ * ] The “Landing Page” shall be a landing page containing (i) an Affiliate Search Box and (ii) HotSpots, the words and phrases of which must be approved in writing by Overture and [ * ] and (iii) such other content required or approved by Overture. Affiliate shall host the Landing Page. Affiliate shall utilize search URLs or other source feed indicators designated by Overture that enable Overture to identify the specific source of each search performed (as designated from time to time by Overture); provided that Overture shall have no obligation to pay Affiliate for any Bidded Clicks relating to searches that do not utilize such search URLs or other source feed indicators. Overture shall use commercially reasonable efforts to provide the Overture Services.

d. Section 7 of the Agreement is deleted in its entirety and replaced with the following:

Overture Results Implementation: Affiliate shall implement the Overture Results that are located on the Hosted Pages in accordance with Overture’s specifications for the format, presentation, display and placement, as provided by Overture from time to time and otherwise in accordance with this Services Order. The Overture Results displayed by Affiliate shall have the same look and feel as all other displayed search results, and shall include the URL, full title and description, and shall have consistent characteristics, including left and right margins, text size, color, font, heading, shading/background, spacing, blank areas, length, existence of URL, and all other aspects of “look and feel.” Affiliate agrees (a) that the [ * ] search results on all pages delivered in response to a Search Query will be Overture Results, and [ * ]. At a minimum, [ * ] complete Overture Results must appear Above the Fold. The number of Overture Results for each Search Query will be determined by Overture and Affiliate agrees to display all Overture Results together without any other content of any kind between such Overture Results. Affiliate shall not modify any aspect of the Overture Results (including the data contained therein), and shall ensure that the Overture Results appear in the order provided by Overture.

e. The following sentence is added after the first sentence in Section 9 of the Agreement:

“[ * ]”

f. Paragraph 2 of the Rider to the Agreement is deleted in its entirety.

g. The Rider to the Agreement is amended to insert new paragraphs 9, 10, 11, 12, 13 and 14, which shall read as follows:

“9. Definitions: The following additional defined terms shall be added to this Services Order:

“Excluded URLs” shall mean all Overture Removed URLs and all Inappropriate URLs.

“Overture Removed URL” means any URL that Overture has informed Affiliate shall be removed from the definition of Affiliate’s Offering.

“Inappropriate URL” means a URL (defined in this paragraph to mean a uniform resource locator and any content or information available at that uniform resource locator, except the Licensed Material) [ * ]: (a) it does not have the right to use or to associate data with that URL; (b) it does not have appropriate rights to

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reproduce and distribute any of the content (other than the Licensed Materials) available at that URL; (c) the URL violates the trademark (or other related rights), copyright, trade secret, patent or other intellectual property right of any third party; (d) the URL violates any applicable law or is subject to an injunction; (e) the URL is libelous, defamatory or obscene; (f) if the content available at the URL includes software, it contains a virus, worm or other code that could be damaging or harmful to a user’s computer system or stored information; or (g) the URL is contrary to Overture’s policies [ * ].

The following serves as examples of URL content that is contrary to Overture’s policies and therefore fall within the definition of Inappropriate URLs. This includes, but is not limited to the incorrect spellings and variations of the following:

i.	trademarks, company names, famous people

examples: McDonalds.com, macdnalds.com, xcerox.com, micaljordan.com

ii.	words which would evoke a question of legality

examples:

a.	automatic weapons or military-style assault weapons;

b.	cracked or pirated software (especially words like appz, warez, cracks, crackz, hacks, hackz;

c.	falsely obtained passwords (especially words like passwordz);

d.	prostitution services;

e.	questionable substances or words alluding to ingestion of questionable substances.

iii.	defamatory, libelous, threatening language

example: racial or religious epithets, doing physical harm to people or their property

iv.	vulgar or obscene language

example: f-ckyu.com

v.	torture

language that would advocate or glorify torture

vi.	rape

language that would advocate or glorify rape

vii.	sexually explicit

language that is sexual in nature including the following:

viii.	prostitution

language that would advocate the sale of prostitution services

ix.	child pornography or underage sex

language that would advocate or glorify or just allude to sex with minors and child pornography

x.	beastiality

language that would advocate or glorify beastiality

xi.	necrophelia

language that would advocate or glorify necrophelia

xii.	incest

language that would advocate or glorify incest

xiii.	pedophilia

language that would advocate or glorify pedophilia

10. Inappropriate URLs: Affiliate shall ensure that Affiliate’s Offerings do not and will not include any Excluded URLs. Affiliate shall review all URLs prior to directing users who access such URLs to the Landing Page to make certain that such URLs are not Excluded URLs. Affiliate shall not direct Excluded URLs to any page that is associated with Overture, or on which the Licensed Materials or a link to the Overture Services are available. If Affiliate’s Offerings include URLs that later fit the definition of “Excluded URLs”, then, immediately [ * ] Affiliate shall (i) cease to provide the Landing Page in connection with that URL, (ii) remove any Overture Links or Licensed Materials from any web pages associated with that Excluded URL; and (iii) dissociate the Excluded URL from the Overture Services so that the URL Redirect no longer makes any Licensed Materials available when a user’s browser points to that URL.

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11. Overture Removed URLs: Overture shall have the right to require that any URL cease redirecting users to the Landing Page or to the Overture Services and all such URLs shall be Overture Removed URLs. Overture may designate an entire domain name in which all URLs under that domain must be removed and all such URLs under such domain shall be included within the definition of Overture Removed URLs. [ * ]

12. Overture Rights: [ * ]

13. Wrongful Acts: [ * ]

14. Affiliate Warranties: Affiliate represents and warrants that it [ * ] the exclusive right to place content, advertisements, materials and services on Affiliate’s Offerings and to grant the rights to Overture granted hereunder and to perform its obligations hereunder and that no other party has any current rights to Affiliate’s Offerings, including any rights to payment for any of the actions contemplated by this Services Order. If any party that owns (or otherwise has any rights in) a URL shall make any claim against Overture, then Affiliate shall indemnify, defend and hold Overture harmless for all amounts related to such claim in accordance with Section 6 of the Terms and Conditions attached hereto.

3. No Other Modifications. Except as provided above, the terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment #2 to the Agreement to be executed by their duly authorized representatives on the date(s) set forth below.

Overture Services, Inc.		Walnut Ventures, Inc.

Signature	/s/ William Demas	Signature	/s/ Daniel O’Donnell
Name	William Demas	Name	Daniel O’Donnell
Title	SVP & GM, PBSG	Title	CEO
Date	9-12-03	Date	9/17/03

4

Amendment Number 3 (“Amendment #3”)

to the

Overture Search Services Order (“Agreement”)

Between

Overture Services, Inc. (“Overture”)

And

Walnut-Ventures, Inc (“Walnut”)

Effective Date of Agreement: March 1, 2003

This Amendment #3 to the above referenced Agreement, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement, is made and entered into effective as of [ * ] (“Amendment Effective Date”) by and between Overture Services, Inc., a Delaware corporation with its principal place of business at 74 North Pasadena Avenue, 3rd Floor, Pasadena, California 91103, and Walnut Ventures, Inc., a Nevada Corporation with its principal place of business at 250 Montgomery Street; Suite 1200, San Francisco, California, 94104.

In consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the sufficiency of which is acknowledged by the parties hereto, Overture and Walnut desire to amend the Agreement as follows:

1. Conflicts, Use of Terms. In the event of conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment #3, the terms and conditions of this Amendment #3 will control. All capitalized terms used but not defined herein will have the meaning assigned to them in the Agreement.

2. Modification of the Terms and Conditions of the Agreement. The Agreement is modified as follows:

a. Section 1 of the Agreement is amended to read “[ * ] from [ * ].”

b. Section 4 of the Agreement is deleted in its entirety and replaced with the following:

“The Overture Services will be offered on Affiliate’s Offering(s), which are comprised of the following:

YES	Affiliate’s Web Site(s): The pages under all of the top level domain names [ * ] by Affiliate, including but not limited to the following: [ * ] (together with all successor web pages to the foregoing).

YES	Affiliate’s Application: [ * ]

YES	[ * ]

YES	URLs: All of the URLs [ * ] by Affiliate from which a user can conduct a Search Query, except for Excluded URLs (as defined in the Rider hereto), and the Results Pages.

YES	[ * ]

The “Hosted Pages” shall include Landing Pages and those web pages generated in response to all search queries submitted via Affiliate’s Application, Affiliate’s URLs and [ * ] including, but not limited to, search box queries or address-bar queries (collectively, “Query” or “Queries”). The Hosted Pages will be hosted by Affiliate for the term of this Agreement. As of the Amendment Effective Date, [ * ]”

c. Section 5 of the Agreement is amended as follows:

(1)	The box to the left of Contextual Links shall be amended to read “YES.”

(2)	The last row in the table in Section 5 of the Agreement (which was added in Amendment #2) is deleted in its entirety and replaced with the following:

YES	Other	“URL Redirect” created by Affiliate [ * ]

d. The definition of “Landing Page” in Section 6 is deleted in its entirety and replaced with the following:

“The “Landing Page” shall be a landing page containing (i) an Affiliate Search Box, (ii) Contextual Links and/or HotSpots, the words and phrases of which must be approved in writing by Overture [ * ], and (iii) such other content required or approved by Overture.”

e. Section 10 of the Agreement is amended as follows:

(1) The first two sentences of the second paragraph in Section 10 of the Agreement are deleted in their entirety and replaced with the following:

“Overture shall pay Affiliate [ * ]% of Gross Revenue from Affiliate’s Offering(s).”

(2) A new paragraph is added at the end of Section 10 as follows:

“Overture shall pay Affiliate [ * ]”

f. New Sections 13 - 17 are added to the Agreement as follows:

[ * ]

g. The definition of Inappropriate URL in Paragraph 9 of the Rider to the Agreement is amended to insert a new subsection (h) as follows:

“(h) [ * ] was at one time operated as an adult Web site”

h. The [ * ] set forth in subsection (a) of Section 1.6 of the Terms and Conditions shall be deleted in its entirety and replaced with [ * ].

i. The last sentence of Section 3.2 of the Terms and Conditions of the Agreement is deleted in its entirety and replaced with the following:

“If Affiliate violates any provision of this Section, then Overture may terminate this Services Order if Affiliate [ * ].”

j. The last sentence of Section 6.3 shall be deleted in its entirety and replaced with the following:

“IN NO EVENT WILL EITHER PARTY’S LIABILITY ARISING OUT OF THIS SERVICES ORDER EXCEED [ * ].”

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k. The second to last sentence of Section 7.2 of the Terms and Conditions of the Agreement is deleted in its entirety and replaced with the following:

“Overture may terminate this Services Order without incurring liability to Affiliate upon the occurrence of Change of Control involving Affiliate [ * ]”

[ * ]

l. Section 7.3 of the Terms and Conditions of the Agreement is amended to insert the following sentence at the end of the paragraph.

“In the event Overture exercises a termination right pursuant to this Services Order, Overture shall not incur further liability to Affiliate, except for undisputed payments then due under this Services Order.”

m. Section 8.10 of the Terms and Conditions of the Agreements is amended to insert the following sentence at the end of the paragraph.

“[ * ]”

[ * ]

o. Yahoo Branding. Affiliate agrees to use Yahoo branding on the Affiliate’s Offering if it is available, approved by Yahoo and subject to Yahoo’s usage guidelines.

3. No Other Modifications. Except as provided above, the terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment #3 to the Agreement to be executed by their duly authorized representatives on the date(s) set forth below.

Overture Services, Inc.		Walnut Ventures, Inc.

Signature	/s/ William Demas	Signature	/s/ Daniel O’Donnell
Name	William Demas	Name	Daniel O’Donnell
Title	SVP & GM, PBSG	Title	CEO
Date	3-23-04	Date	3-24-04

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